1 Longer-Term Follow-Up of Western Patients Showed Improving, Favorable Trend in Overall Survival in Global Phase III HARMONi Clinical Trial for Ivonescimab Plus Chemotherapy in 2L+ EGFRm NSCLC With Longer-Term Follow-Up of Western Patients, Ivonescimab Plus Chemotherapy Demonstrated Improving Global OS Trend with Nominal p-value of 0.0332 vs. Chemotherapy Alone; North American Patients’ OS HR=0.70 Consistent Median Overall Survival Observed in Western, Asian Patients in Longer-Term Follow-Up Analysis of Western Patients Presented at Presidential Symposium at WCLC 2025 Conference Call to be Held at 8:00am ET on Monday, September 8, 2025 Miami, Florida, September 7, 2025 – Summit Therapeutics Inc. (NASDAQ: SMMT) ("Summit," "we," or the "Company") today announced data from the Phase III HARMONi trial featuring the novel, potential first-in-class investigational bispecific antibody, ivonescimab. The data was presented this morning as part of the Presidential Symposium at the International Association for the Study of Lung Cancer’s (IASLC) 2025 World Conference on Lung Cancer (WCLC 2025) in Barcelona, Spain. The HARMONi presentation, Ivonescimab vs Placebo Plus Chemo, Phase 3 in Patients with EGFR+ NSCLC Progressed with 3rd gen EGFR-TKI Treatment: HARMONi, evaluated ivonescimab plus platinum-doublet chemotherapy compared to placebo plus platinum-doublet chemotherapy in patients with epidermal growth factor receptor (EGFR)-mutated, locally advanced or metastatic non-squamous non-small cell lung cancer (NSCLC) who have progressed after treatment with a 3rd generation EGFR tyrosine kinase inhibitor (TKI). This is a clinical setting with a patient population where PD-1 monoclonal antibodies have previously been unsuccessful in Phase III global clinical trials in showing either a progression-free survival (PFS) or overall survival (OS) benefit, the two primary endpoints of this clinical study. The trial results were presented by Jonathan Goldman, MD, Professor of Medicine at UCLA in the Hematology/Oncology Division, UCLA Director of Clinical Trials in Thoracic Oncology, Associate Director of Early Drug Development, and Chair of University of California Lung Cancer Consortium. Clinically Meaningful Efficacy As previously disclosed, ivonescimab in combination with chemotherapy showed a positive trend in OS in the primary analysis without achieving a statistically significant benefit with a hazard ratio of 0.79 (95% CI: 0.62 – 1.01; p=0.057). The statistical analysis plan for the study required a p-value of 0.0448 in order to achieve statistical significance at the time of the primary analysis of overall survival. Median overall survival was 16.8 months for those patients administered ivonescimab plus chemotherapy vs. 14.0 months for those receiving placebo plus chemotherapy. It was noted at the time of the primary analysis that the median follow-up time for western patients was 9.2 months and less than the median overall survival at the time of the primary analysis, and these patients may continue to be followed for long-term outcomes.

Primary Analysis (DCO: Apr 2025)	**Ivonescimab + Chemo (n=219)**	**Placebo + Chemo (n=219)**
Median Overall Survival, ITT	16.8 mos	14.0 mos
Hazard Ratio	0.79 (95% CI: 0.62 – 1.01; p=0.057)	

DCO = data cut-off; ITT = intention to treat population; mos = months

In September 2025, an additional analysis was performed, whereby the western patients were followed to increase their time on study (Asian patients were locked at the time of the primary analysis). In this analysis that included longer-term follow-up of western patients (median follow-up time of western patients of 13.7 months), a hazard ratio consistent with the primary analysis was observed with an improved nominal p-value (HR=0.78; 95% CI: 0.62 – 0.98; nominal p=0.0332). Median OS for this analysis remained the same in both arms from the primary analysis. Median OS in western patients receiving ivonescimab was 17.0 months compared to 14.0 months for those receiving placebo (HR=0.84); median OS in North American patients, specifically, had not yet been reached in the ivonescimab arm compared to 14.0 months in the placebo arm (HR=0.70). The hazard ratios for western patients in totality, as well as patients from the North American and European regions individually, improved from the primary OS analysis to the analysis with longer-term follow-up of western patients. Consistent benefit was observed across pre-defined subgroups.

Longer-Term Follow-Up of Western Patients Analysis (DCO: Sept 2025)	**Ivonescimab + Chemo**	**Placebo + Chemo**
Median Overall Survival, ITT	16.8 mos (n=219)	14.0 mos (n=219)
Hazard Ratio, ITT	0.78 (95% CI: 0.62 – 0.98; nominal p=0.0332)	
Median Overall Survival, Western	17.0 mos (n=83)	14.0 mos (n=82)
Hazard Ratio, Western	0.84	
Median Overall Survival, N. America	*Not Reached* (n=43)	*14.0 mos* (n=50)
Hazard Ratio, N. America	*0.70*	
Median Overall Survival, Asia	16.7 mos (n=136)	14.0 mos (n=137)
Hazard Ratio, Asia	0.76	

DCO = data cut-off; ITT = intention to treat population; mos = months

Note: North American patients are a subset of Western patients.

As previously disclosed at the prespecified primary data analysis for PFS, ivonescimab in combination with chemotherapy demonstrated a statistically significant and clinically meaningful improvement with a hazard ratio of 0.52 (95% CI: 0.41 – 0.66; p<0.00001). PFS was measured by blinded independent central radiology review committee (BICR) compared to placebo in combination with chemotherapy. Median PFS for ivonescimab vs. placebo plus chemotherapy was 6.8 months vs. 4.4 months, respectively. The PFS analysis was event driven and was conducted with 345 patients enrolled. There was a consistent observed benefit across pre-defined subgroups.

In a longer-term follow-up of PFS, which included all western patients and at least six months of follow-up time for all patients, ivonescimab plus chemotherapy demonstrated a consistent, clinically meaningful improvement in PFS

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with an observed HR of 0.57 (95% CI: 0.46 – 0.71). With the longer-term follow-up analysis, a consistent benefit in western vs. Asian patients was observed, as well as in patients with tumors with either PD-L1 positive or negative expression. This longer-term follow-up analysis of PFS was performed at the time of the primary OS analysis.

Overall response rates were higher in the ivonescimab arm (45%) vs. the placebo arm (34%); median duration of response was longer in those patients administered ivonescimab plus chemotherapy (7.6 months) compared to those receiving placebo and chemotherapy (4.2 months).

"The positive results from the HARMONi study underscore the global applicability of ivonescimab and demonstrates the potential benefit ivonescimab has to bring to patients around the world, including the United States," stated Robert W. Duggan, Chairman and Co-Chief Executive Officer of Summit. "We appreciate that the US FDA worked together with us in order to continue this trial from the single-region into this multiregional setting for which we are sharing detailed results today, bringing ivonescimab closer to the forefront for patients in need globally."

Manageable, Consistent Safety Profile

Ivonescimab in combination with chemotherapy demonstrated an acceptable and manageable safety profile, which was consistent with previous studies. Ivonescimab plus chemotherapy was well-tolerated with no new safety signals and comparable rates of discontinuation and death between both arms. There were 16 patients (7.3%) who discontinued ivonescimab due to treatment-related adverse events (TRAEs) compared to 11 patients (5.0%) who discontinued placebo due to TRAEs. There were four patients (1.8%) in the ivonescimab plus chemotherapy arm and five patients (2.3%) in the chemotherapy alone arm who died as a result of TRAEs in this Phase III study. The most frequent TRAEs for ivonescimab in combination with chemotherapy were anemia and decreases in white blood cell count, neutrophil count, and platelet count. Of note, less than 1% of patients in the ivonescimab plus chemotherapy arm experienced Grade 3 or higher hemorrhage (bleeding) events.

	Ivonescimab + Chemo (n=219)	**Placebo + Chemo (n=219)**
TRAEs Grade 3+	50.0%	42.2%
TRAEs Leading to Drug Discontinuation	7.3%	5.0%
TRAEs Leading to Death	1.8%	2.3%
Grade 3+ Immune-related	9.6%	6.0%
Grade 3+ Possibly VEGF-related	7.3%	3.2%

"With the results from HARMONi and continued upcoming catalysts from further HARMONi-2 and HARMONi-6 readouts, ivonescimab is well positioned to begin to realize its potential in changing the worldwide treatment landscape for cancer patients," stated Dr. Maky Zanganeh, President and Co-Chief Executive Officer of Summit. "But to focus on today and the presentation of the HARMONi trial, we would like to reiterate our sincere gratitude to the patients, physicians, nurses, and caregivers who participated in and regulatory authorities who supported

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4 this clinical study. Without the dedication of our investigators and courage of the patients willing to participate in clinical trials, it would be impossible to bring the potential next generation of therapies to those with cancer.” Conference Call Summit Therapeutics Inc. will host a conference call and live webcast to discuss recent updates related to ivonescimab, including data released at WCLC, on Monday, September 8, 2025 at 8:00am ET. Conference call and webcast information will be accessible through our website www.smmttx.com. An archived edition of the webcast will be available on our website later in the day on Monday. About Ivonescimab Ivonescimab, known as SMT112 in Summit’s license territories, North America, South America, Europe, the Middle East, Africa, and Japan, and as AK112 in China and Australia, is a novel, potential first-in-class investigational bispecific antibody combining the effects of immunotherapy via a blockade of PD-1 with the anti-angiogenesis effects associated with blocking VEGF into a single molecule. Ivonescimab displays unique cooperative binding to each of its intended targets with multifold higher affinity to PD-1 when in the presence of VEGF. This could differentiate ivonescimab as there is potentially higher expression (presence) of both PD-1 and VEGF in tumor tissue and the tumor microenvironment (TME) as compared to normal tissue in the body. Ivonescimab’s tetravalent structure (four binding sites) enables higher avidity (accumulated strength of multiple binding interactions) in the TME (Zhong, et al, SITC, 2023). This tetravalent structure, the intentional novel design of the molecule, and bringing these two targets into a single bispecific antibody with cooperative binding qualities have the potential to direct ivonescimab to the tumor tissue versus healthy tissue. The intent of this design, together with a half-life of 6 to 7 days after the first dose (Zhong, et al, SITC, 2023), is to improve upon previously established efficacy thresholds, in addition to side effects and safety profiles associated with these targets. Ivonescimab was engineered by Akeso Inc. (HKEX Code: 9926.HK) and is currently engaged in multiple Phase III clinical trials. Over 2,800 patients have been treated with ivonescimab in clinical studies globally. Summit began its clinical development of ivonescimab in non-small cell lung cancer (NSCLC), commencing enrollment in 2023 in two multiregional Phase III clinical trials, HARMONi and HARMONi-3. Additionally, in early 2025, the Company began enrolling patients in the United States for HARMONi-7. HARMONi is a Phase III clinical trial which intends to evaluate ivonescimab combined with chemotherapy compared to placebo plus chemotherapy in patients with EGFR-mutated, locally advanced or metastatic non- squamous NSCLC who have progressed after treatment with a 3rd generation EGFR TKI (e.g., osimertinib). HARMONi-3 is a Phase III clinical trial which is intended to evaluate ivonescimab combined with chemotherapy compared to pembrolizumab combined with chemotherapy in patients with first-line metastatic, squamous or non- squamous NSCLC, irrespective of PD-L1 expression. HARMONi-7 is a Phase III clinical trial which is intended to evaluate ivonescimab monotherapy compared to pembrolizumab monotherapy in patients with first-line metastatic NSCLC whose tumors have high PD-L1 expression.

5 In addition, Akeso has recently had positive read-outs in three single-region (China), randomized Phase III clinical trials for ivonescimab in NSCLC: HARMONi-A, HARMONi-2, and HARMONi-6. HARMONi-A was a Phase III clinical trial which evaluated ivonescimab combined with chemotherapy compared to placebo plus chemotherapy in patients with EGFR-mutated, locally advanced or metastatic non-squamous NSCLC who have progressed after treatment with an EGFR TKI. HARMONi-2 is a Phase III clinical trial evaluating monotherapy ivonescimab against monotherapy pembrolizumab in patients with locally advanced or metastatic NSCLC whose tumors have positive PD-L1 expression. HARMONi-6 is a Phase III clinical trial evaluating ivonescimab in combination with platinum-based chemotherapy compared with tislelizumab, an anti-PD-1 antibody, in combination with platinum-based chemotherapy in patients with locally advanced or metastatic squamous NSCLC, irrespective of PD-L1 expression. Ivonescimab is an investigational therapy that is not approved by any regulatory authority in Summit’s license territories, including the United States and Europe. Ivonescimab was initially approved for marketing authorization in China in May 2024. Ivonescimab was granted Fast Track designation by the US Food & Drug Administration (FDA) for the HARMONi clinical trial setting. About Summit Therapeutics Summit Therapeutics Inc. is a biopharmaceutical oncology company focused on the discovery, development, and commercialization of patient-, physician-, caregiver- and societal-friendly medicinal therapies intended to improve quality of life, increase potential duration of life, and resolve serious unmet medical needs. Summit was founded in 2003 and our shares are listed on the Nasdaq Global Market (symbol "SMMT"). We are headquartered in Miami, Florida, and we have additional offices in Menlo Park, California, and Oxford, UK. For more information, please visit https://www.smmttx.com and follow us on X @SMMT_TX. Contact Summit Investor Relations: Dave Gancarz Chief Business & Strategy Officer Nathan LiaBraaten Senior Director, Investor Relations investors@smmttx.com media@smmttx.com Summit Forward-looking Statements Any statements in this press release about the Company’s future expectations, plans and prospects, including but not limited to, statements about the clinical and preclinical development of the Company’s product candidates, entry into and actions related to the Company’s partnership with Akeso Inc., the Company's anticipated spending and cash runway, the therapeutic potential of the Company’s product candidates, the potential commercialization of the Company’s product candidates, the timing of initiation, completion and availability of data from clinical trials,

6 the potential submission of applications for marketing approvals, potential acquisitions, statements about the previously disclosed At-The-Market equity offering program (“ATM Program”), the expected proceeds and uses thereof, the Company’s estimates regarding stock-based compensation, and other statements containing the words "anticipate," "believe," "continue," "could," "estimate," "expect," "intend," "may," "plan," "potential," "predict," "project," "should," "target," "would," and similar expressions, constitute forward-looking statements within the meaning of The Private Securities Litigation Reform Act of 1995. Actual results may differ materially from those indicated by such forward-looking statements as a result of various important factors, including the Company’s ability to sell shares of our common stock under the ATM Program, the conditions affecting the capital markets, general economic, industry, or political conditions, the results of our evaluation of the underlying data in connection with the development and commercialization activities for ivonescimab, the outcome of discussions with regulatory authorities, including the Food and Drug Administration, the uncertainties inherent in the initiation of future clinical trials, availability and timing of data from ongoing and future clinical trials, the results of such trials, and their success, global public health crises, that may affect timing and status of our clinical trials and operations, whether preliminary results from a clinical trial will be predictive of the final results of that trial or whether results of early clinical trials or preclinical studies will be indicative of the results of later clinical trials, whether business development opportunities to expand the Company’s pipeline of drug candidates, including without limitation, through potential acquisitions of, and/or collaborations with, other entities occur, expectations for regulatory approvals, laws and regulations affecting government contracts and funding awards, availability of funding sufficient for the Company’s foreseeable and unforeseeable operating expenses and capital expenditure requirements and other factors discussed in the "Risk Factors" and “Management’s Discussion and Analysis of Financial Condition and Results of Operations” sections of filings that the Company makes with the Securities and Exchange Commission. Any change to our ongoing trials could cause delays, affect our future expenses, and add uncertainty to our commercialization efforts, as well as to affect the likelihood of the successful completion of clinical development of ivonescimab. Accordingly, readers should not place undue reliance on forward-looking statements or information. In addition, any forward-looking statements included in this press release represent the Company’s views only as of the date of this release and should not be relied upon as representing the Company’s views as of any subsequent date. The Company specifically disclaims any obligation to update any forward-looking statements included in this press release. Summit Therapeutics and the Summit Therapeutics logo are trademarks of Summit Therapeutics Inc. Copyright 2025, Summit Therapeutics Inc. All Rights Reserved